Exhibit 5.2

January 31, 2017 Ministère des Finances 12 rue Saint-Louis Québec, Québec Canada G1R 5L3	Barristers & Solicitors / Patent & Trade-mark Agents Norton Rose Fulbright Canada llp 1 Place Ville Marie, Suite 2500 Montréal, Quebec H3B 1R1 CANADA F: +1 514.286.5474 nortonrosefulbright.com
Direct line +1 514.847.4411

	Our reference 00271105-0036	Email solomon.sananes@nortonrosefulbright.com

Dear Sirs:

Québec – Issue of US$2,000,000,000 2.375% Global Notes, Series QQ, Due January 31, 2022

As Québec counsel to the underwriters in connection with the issuance by Québec of its US$2,000,000,000 2.375% Global Notes, Series QQ, due January 31, 2022 (the Notes), we hereby confirm to you our advice as set forth under the headings “Tax Matters – Canadian Federal Income Taxation” and “Validity of the Notes” in the prospectus supplement dated January 24, 2017, to the prospectus dated January 29, 2015 relating to the Notes, subject to the assumptions, qualifications and limitations noted therein, and we hereby consent to the references to us under such headings. We consent to the filing of this letter as an exhibit to the amendment to Form 18-K to be filed by Québec.

By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP

CAN_DMS: \105726542\2

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.